Exhibit 99.2

Cleansing Notice Update

MINNEAPOLIS, United States and BRISBANE, Australia July 31, 2026: Anteris Technologies Global Corp. (Anteris or the Company) (NASDAQ: AVR, ASX: AVR) advises that on July 10, 2026, 44,068 CHESS Depositary Interests (CDIs) were issued following the exercise of certain November 2025 warrants. Due to an administrative oversight, a cleansing notice under section 708A(6) of the Corporations Act 2001 (Cth) (Corporations Act) was not lodged within the prescribed 5 business day period.  Anteris intends to lodge a cleansing notice today in relation to the issue of the CDIs notwithstanding it is outside of the prescribed period.

Anteris understands the CDIs issued have been sold.

Anteris will submit an application to the Federal Court shortly seeking orders for relief under section 1322 of the Corporations Act and seeking an extension of time to lodge the cleansing notice, deeming it to be effective from the date of issue of the relevant CDIs.

The Company does not consider the oversight to be price sensitive and the Company did not possess excluded information (as defined in section 708A(7) of the Corporations Act) at the time of issue of the CDIs.

Anteris will keep the market informed as to the progress of the application.

Trading on The Nasdaq Stock Market is not impacted.

ENDS

Authorisation and Additional information

This announcement was authorised for release on the ASX by the Chief Executive Officer.

For more information:

Global Investor Relations	Investor Relations (US)
investors@anteristech.com	mchatterjee@bplifescience.com
Debbie Ormsby	Malini Chatterjee, Ph.D.
Anteris Technologies Global Corp.	Blueprint Life Science Group
+61 1300 550 310 | +61 7 3152 3200	+1 917 330 4269

Website	www.anteristech.com
X	@AnterisTech
LinkedIn	https://www.linkedin.com/company/anteristech

860 Blue Gentian Road, Suite 340 Eagan, MN, 55121 United States T: +1 651 493 0606 info.us@anteristech.com	Anteris Technologies Global Corp.	Toowong Tower, Level 3, Suite 302 9 Sherwood Road, Toowong QLD 4066, Australia T: +61 1300 550 310 info.au@anteristech.com ARBN: 677 960 235
BRISBANE | MINNEAPOLIS | GENEVA | MALAGA

anteristech.com